Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2012 with respect to the consolidated financial statements of Amira Pure Foods Private Limited, predecessor to Amira Nature Foods Ltd., contained in the Amendment No. 1 to the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

Grant Thornton India LLP

New Delhi, India

September 14, 2012